BLVD HOLDINGS, INC. 8-K

Exhibit 99.1

Mozaic Brands Corp moving to premiere 350,000 square foot GTA food facility

TORONTO, ONTARIO--(Marketwired – August 5, 2014) - John G. Simmonds, Chairman and CEO of A. C. Simmonds and Sons Inc., (changing its name from BLVD Holdings Inc., referred to herein as the “Company”) (OTCQB:BLVO) is pleased to announce the Company’s food division Mozaic Brands Corp has secured a new premiere food, distribution and freezer facility in Brampton, ON.

“Mozaic Brands has spent the past year consolidating our food business for the international and ethnic market segments”, said John Simmonds. “We are now centralizing approximately 50 percent of our production, distribution and freezer capacity into one easily accessible facility that we plan to deploy to take full advantage of economies of scale.”

The building at 10 Sun Pac Boulevard is 349,614 square feet in size with 41,029 square feet of freezer and cooler space. The facility is located near the intersection of Highway 407 and Airport Road and is in close proximity to Pearson International Airport.

“Mozaic Brands has established partnerships with international food retail clients,” said Simmonds. “Our proximity to a leading international airport is a key element in our food distribution strategy as we continue to expand our markets.”

Mozaic Brands works with leading food industry retailers and is well positioned to serve the millions of new immigrants during the next decade from China, South Asia and Latin America who are expected to globally account for more than $10 billion in additional international and ethnic food sales during the period. Mozaic Brands Corp is a major food company with good market penetration, an established customer base and solid revenues.

About A. C. Simmonds and Sons

A.C. Simmonds and Sons, with lineage through its management team to 96 years of business experience, is a Canadian based company with interests across North America and a growing international presence. The Company is focused on acquiring profitable businesses for expansion and development in seven growth sectors: international food, oil and gas, mold remediation, waste management, renewable energy, leisure and the entertainment industry. John G. Simmonds, the Company's Chairman and CEO, co-founded the largest Canadian golf course operation and has successfully established and grown companies and built effective teams. Mr. Simmonds has served as chairman and member of the board of directors of several public companies.

For more information about the Company, please visit www.acsimmondsandsons.com.

Forward-looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any plans. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:

A.C. Simmonds and Sons Inc.

Don Fenton

Director of Communications

416-434-3681

dfenton@acsimmondsandsons.com

www.acsimmondsandsons.com